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                                                                     EXHIBIT 5.1

                                   ATTORNEYS AT LAW            Broomfield, CO
                                                               720 566-4000
                                   Five Palo Alto Square
                                   3000 El Camino Real         Reston, VA
                                   Palo Alto, CA               703 456-8000
                                   94306-2155
                                   Main    650 843-5000        San Diego, CA
                                   Fax     650 849-7400        858 550-6000

                                   www.cooley.com              San Francisco, CA
                                                               415 693-2000
                                   JAMES C. KITCH
                                   (650) 843-5027
                                   kitchjc@cooley.com

April 2, 2004

Lynx Therapeutics, Inc.
25861 Industrial Blvd.
Hayward, CA 94545

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Lynx Therapeutics, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of (i) 788,235 shares of the Company's common stock (the "Shares"), with a par value of $0.01, issued in connection with the Securities Purchase Agreement dated March 9, 2004, by and between the Company and the Purchasers listed on the signature pages thereto (the "Purchase Agreement") and (ii) up to 181,295 shares of the Company's common stock (the "Warrant Shares") issuable upon the exercise of warrants for the purchase of the Company's common stock (the "Warrants"), issued in connection with the Purchase Agreement.

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on March 8, 2004, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied upon an officer's certificate confirming receipt of payment for the Shares upon their original issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable, and the Warrant Shares, when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

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Lynx Therapeutics, Inc.
April 2, 2004
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By:    /s/ James C. Kitch
     ---------------------------------
     James C. Kitch